As filed with the Securities and Exchange Commission on February 28, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IHS MARKIT LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-1166311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor, Ropemaker Place

25 Ropemaker Street

London, England

EC2Y 9LY

+44 20 7260 2000

(Address of registrant’s principal executive offices)

Markit Ltd. 2014 Equity Incentive Award Plan (No. 333-196877)

2004 Markit Additional Share Option Plan (No. 333-196877)

Markit 2006 Share Option Plan (No. 333-196877)

Markit 2006 Additional Share Option Plan (No. 333-196877)

Markit 2007 Share Option Plan (No. 333-196877)

Markit 2008 Share Option Plan (1/3 vesting) (No. 333-196877)

Markit 2008 Share Option Plan (1/5 vesting) (No. 333-196877)

Markit 2008 Additional Share Option Plan (1/3 vesting) (No. 333-196877)

Markit 2008 Additional Share Option Plan (1/5 vesting) (No. 333-196877)

Markit 2009 Additional Share Option Plan (No. 333-196877)

Markit 2009 Share Option Plan (1/3 vesting) (No. 333-196877)

Markit 2009 Share Option Plan (1/5 vesting) (No. 333-196877)

Markit 2010 Share Option Plan (No. 333-196877)

Markit 2010 Share Option Plan (1/3 vesting) (No. 333-196877)

Markit 2010 Share Option Plan (1/5 vesting) (No. 333-196877)

2011 Markit Share Option Plan (No. 333-196877)

2012 Markit Share Option Plan (No. 333-196877)

2013 Markit Share Option Plan (No. 333-196877)

2013 Markit Share Option Plan (mid-year awards April through December 2013) (No. 333-196877)

2014 Markit Share Option Plan (No. 333-196877)

Markit Key Employee Incentive Program (KEIP) (No. 333-196877)

Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (No. 333-212524)

IHS Markit Ltd. Amended and Restated 2014 Equity Incentive Award Plan (No. 333-252348)

(Full titles of the plans)

Steven J. Kemps

Executive Vice President, General Counsel

S&P Global Inc.

55 Water Street

New York, New York 10041

(212) 438-1000

(Name, address and telephone number of agent for service)

Copies To:

Trevor S. Norwitz

Victor Goldfeld

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements of IHS Markit Ltd. (the “Company” or the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

☐

Registration Statement No.  333-196877, registering 94,926,370 common shares of the Company, par value $0.01 per share (“Common Shares”), issuable pursuant to the Markit Ltd. 2014 Equity Incentive Award Plan, the 2004 Markit Additional Share Option Plan, the Markit 2006 Share Option Plan, the Markit 2006 Additional Share Option Plan, the Markit 2007 Share Option Plan, the Markit 2008 Share Option Plan (1/3 vesting), the Markit 2008 Share Option Plan (1/5 vesting), the Markit 2008 Additional Share Option Plan (1/3 vesting), the Markit 2008 Additional Share Option Plan (1/5 vesting), the Markit 2009 Additional Share Option Plan, the Markit 2009 Share Option Plan (1/3 vesting), the Markit 2009 Share Option Plan (1/5 vesting), the Markit 2010 Share Option Plan, the Markit 2010 Share Option Plan (1/3 vesting), the Markit 2010 Share Option Plan (1/5 vesting), the 2011 Markit Share Option Plan, the 2012 Markit Share Option Plan, the 2013 Markit Share Option Plan, the 2013 Markit Share Option Plan (mid-year awards April through December 2013), the 2014 Markit Share Option Plan, and the Markit Key Employee Incentive Program (KEIP), filed with the Securities and Exchange Commission (the “Commission”) on June 18, 2014;

☐

Registration Statement No.  333-212524, registering 14,695,740 Common Shares issuable pursuant to the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (the “2017 Plan”), filed with the Commission on July 14, 2016; and

☐

Registration Statement No.  333-252348, registering 2,000,000 Common Shares issuable pursuant to the IHS Markit Ltd. Amended and Restated 2014 Equity Incentive Award Plan, filed with the Commission on January 22, 2021.

On February 28, 2022, pursuant to the Agreement and Plan of Merger, dated as of November 29, 2020, by and among the Company, S&P Global Inc., a New York corporation (“S&P Global”), and Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of S&P Global (“Merger Sub”), as amended by Amendment No. 1 thereto, dated as of January 20, 2021, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company of the Merger and a wholly owned subsidiary of S&P Global.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby removes from registration all Common Shares registered under the Registration Statements that remain unsold as of the date of these post-effective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on February 28, 2022.

IHS Markit Ltd.

By:	/s/ Christopher McLoughlin
Name: Christopher McLoughlin
Title: Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.